Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 +1.713.220.4200 Phone +1.713.220.4285 Fax andrewskurth.com

October 31, 2017

Noble Midstream Partners LP

1001 Noble Energy Way

Houston, Texas 77070

Re:	Common Units issued by Noble Midstream Partners LP

Ladies and Gentlemen:

We have acted as special counsel to Noble Midstream Partners LP, a limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on October 31, 2017. The Registration Statement relates to the offering, from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of common units representing limited partner interests in the Partnership (the “Common Units”) on terms to be determined at the time of the offering thereof. The Common Units will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in the Prospectus Supplement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In rendering the opinions set forth herein, we have read and examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated September 20, 2016 (the “Partnership Agreement”); (iii) the Certificate of Formation of Noble Midstream GP LLC (the “General Partner”), as amended to date; (iv) the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated September 20, 2016 (the “LLC Agreement”); (v) the Registration Statement; (vi) the Prospectus; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner, and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

In our examination, we have assumed, without independent investigation (a) the genuineness of the signatures on all documents that we have examined, (b) the legal capacity of all natural persons, (c) the authenticity of all documents supplied to us as originals, (d) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies and (e) the authenticity of the originals of such latter documents. We have also assumed that (i) the Certificate of Limited Partnership of the Partnership, the Partnership

ANDREWS KURTH KENYON LLP

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Noble Midstream Partners LP

October 31, 2017

Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein; (ii) the consideration paid for the Common Units will comply with Article V of the Partnership Agreement; and (iii) the issuance and sale of, and payment for, the Common Units will be in accordance with the applicable definitive purchase, underwriting, distribution or similar agreement approved by the board of directors of the General Partner and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

Our opinions expressed herein are limited to the Delaware Revised Uniform Limited Partnership Act and the Delaware Limited Liability Company Act, and we express no opinion as to the laws of any other jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (a) when the General Partner has taken all necessary action to authorize and approve the issuance of the Common Units, the terms of the offering thereof and related matters, and (b) when any of the Common Units have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive purchase, underwriting distribution or similar agreement approved by the board of directors of the General Partner, upon payment (or delivery) of the consideration therefor provided for therein, (i) such Common Units will be validly issued and (ii) purchasers of such Common Units will have no obligation, solely by reason of their ownership of such Common Units, to make any contributions to the Partnership or any further payments for their purchase of such Common Units, and such purchasers will have no personal liability, solely by reason of their ownership of such Common Units, to creditors of the Partnership for any of its debts, liabilities or other obligations.

We consent to the filing by you of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

/s/ Andrews Kurth Kenyon LLP